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                                                                     Exhibit 4.2
================================================================================





                          FIRST SUPPLEMENTAL INDENTURE

                                 by and between

                             STANDARD PACIFIC CORP.

                                       and

                          BANK ONE TRUST COMPANY, N.A.,
                                   as Trustee




                         ------------------------------
                           Dated as of April 10, 2002
                         ------------------------------



                           AUTHORIZING THE ISSUANCE OF

                   9 1/4 % SENIOR SUBORDINATED NOTES DUE 2012




           (Supplemental to the Indenture dated as of April 10, 2002)





================================================================================

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                                                  TABLE OF CONTENTS

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ARTICLE ONE  SCOPE OF FIRST SUPPLEMENTAL INDENTURE..........................................................      1

ARTICLE TWO  DEFINITIONS....................................................................................      2

         Section 2.01  Definitions..........................................................................      2

ARTICLE THREE  AUTHORIZATION AND TERMS......................................................................      8

         Section 3.01  Authorization........................................................................      8

         Section 3.02  Terms................................................................................      8

ARTICLE FOUR  REDEMPTION....................................................................................     10

         Section 4.01  Optional Redemption..................................................................     10

         Section 4.02  Acceleration.........................................................................     12

         Section 4.03  Change of Control....................................................................     12

ARTICLE FIVE  REGISTRAR OF SECURITIES; PAYING AGENT.........................................................     13

ARTICLE SIX  CERTAIN COVENANTS..............................................................................     13

         Section 6.01  Compliance with Securities Laws......................................................     13

         Section 6.02  Limitation on Additional Indebtedness................................................     13

         Section 6.03  Limitations on Liens.................................................................     14

         Section 6.04  Limitation on Restricted Payments....................................................     15

         Section 6.05  Limitation on Asset Sales............................................................     16

         Section 6.06  Transactions with Affiliates.........................................................     18

         Section 6.07  Limitation on Payment Restrictions Affecting Restricted Subsidiaries.................     18

         Section 6.08  Restricted and Unrestricted Subsidiaries.............................................     19

         Section 6.09  Mergers and Sales of Assets by the Company...........................................     20

         Section 6.10  Reports to Holders of the Notes......................................................     20

         Section 6.11  Future Subsidiary Guarantees.........................................................     20
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                                                  TABLE OF CONTENTS
                                                     (continued)

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         Section 6.12  Limitation on Layering of Indebtedness...............................................     20

ARTICLE SEVEN  EVENTS OF DEFAULT............................................................................     20

         Section 7.01  Additional Events of Default.........................................................     20

         Section 7.02  Inapplicability of Cure Provisions to Certain Events of Default......................     21

ARTICLE EIGHT  MISCELLANEOUS................................................................................     21

         Section 8.01  Governing Law........................................................................     21

         Section 8.02  No Adverse Interpretation of Other Agreements........................................     21

         Section 8.03  No Recourse Against Others...........................................................     21

         Section 8.04  Successors and Assigns...............................................................     21

         Section 8.05  Duplicate Originals..................................................................     21

         Section 8.06  Severability.........................................................................     21

         Exhibit A     Form of Note.........................................................................    A-1
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                                       ii

                             STANDARD PACIFIC CORP.

                          FIRST SUPPLEMENTAL INDENTURE
                          ----------------------------

          This First Supplemental Indenture, dated as of April 10, 2002 (the "First Supplemental Indenture"), is entered into between Standard Pacific Corp., a Delaware corporation (the "Company"), and Bank One Trust Company, N.A., as trustee (the "Trustee");

                              W I T N E S S E T H:
                              -------------------

          WHEREAS, this First Supplemental Indenture is supplemental to the Indenture, dated as of April 10, 2002, (the "Original Indenture," and as supplemented, the "Indenture"), by and between the Company and the Trustee;

          WHEREAS, the Company has determined to authorize the creation of its 9 1/4% Senior Subordinated Notes due 2012 (the "Notes"), and currently desires to issue Notes in the aggregate amount of $150,000,000.

          WHEREAS, pursuant to Section 2.01 of the Original Indenture, the Company may establish one or more Series of Securities from time to time as authorized by a supplemental indenture; and

          WHEREAS, all things necessary to make this First Supplemental Indenture a valid agreement of the Company and the Trustee, in accordance with its terms, and a valid amendment of, and supplement to, the Indenture have been done.

          NOW, THEREFORE, the parties hereto agree, as follows:

                                  ARTICLE ONE
                      SCOPE OF FIRST SUPPLEMENTAL INDENTURE

     The changes, modifications and supplements to the Original Indenture affected by this First Supplemental Indenture shall be applicable only with respect to, and govern the terms of, the Notes, which shall be unlimited in aggregate principal amount outstanding at any time and which may be issued from time to time, and shall not apply to any other Securities that may be issued under the Original Indenture unless a supplemental indenture with respect to such other Securities specifically incorporates such changes, modifications and supplements.

     In the event that the Company shall issue and the Trustee shall authenticate any Notes issued under this First Supplemental Indenture subsequent to the Original Issue Date, the Company shall use its reasonable best efforts to obtain the same "CUSIP" number for such Notes as is printed on the Notes outstanding at such time; provided, however, that if any Notes issued under this First Supplemental Indenture subsequent to the Original Issue Date is determined, pursuant to an Opinion of Counsel for the Company in a form reasonably satisfactory to the Trustee, to be a different class of security than the Notes outstanding at such time for federal income tax purposes, the Company may obtain a "CUSIP" number for such Notes that is different than the "CUSIP" number printed on the Notes then outstanding. Notwithstanding the foregoing, all Notes issued under this First Supplemental Indenture shall vote and consent together on all matters as one class and no Notes will have the right to vote or consent as a separate class on any matter.

                                   ARTICLE TWO
                                   DEFINITIONS

     Section 2.01 Definitions. The following terms shall have the meaning set forth below in this First Supplemental Indenture. Except as otherwise provided in this First Supplemental Indenture, all words, terms and phrases defined in the Original Indenture (but not otherwise defined herein) shall have the same meaning herein as in the Original Indenture. To the extent terms defined herein differ from terms defined in the Original Indenture the terms defined herein will govern for purposes of this First Supplemental Indenture and the Notes.

     "Additional Assets" means (i) any property or assets (other than Indebtedness and Capital Stock) in a Related Business; or (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; provided, however, that any such Restricted Subsidiary is primarily engaged in a Related Business. For purposes of this definition, "Related Business" means any business related, ancillary or complementary (as defined in good faith by the Board of Directors) to the business of the Company and the Restricted Subsidiaries on the Original Issue Date.

     "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of (i) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares and, to the extent required by local ownership laws in foreign countries, shares owned by foreign shareholders); (ii) all or substantially all the assets of any division, business segment or comparable line of business of the Company or any Restricted Subsidiary; or (iii) any other assets of the Company or any Restricted Subsidiary having a fair market value (as determined in good faith by the Board of Directors) in excess of $1,000,000 disposed of in a single transaction or series of related transactions outside of the ordinary course of business of the Company or such Restricted Subsidiary (other than, in the case of (i), (ii) and (iii) above, a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly-Owned Subsidiary).

     "Average Life" means, as of the date of determination, with respect to Indebtedness, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment (assuming the exercise by the obligor of such Indebtedness of all unconditional (other than as to the giving of notice) extension options of each such scheduled payment date) of such Indebtedness multiplied by the amount of such principal payment by (ii) the sum of all such principal payments.

     "Change of Control" means the occurrence of any of the following events:

          (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the beneficial owner (as defined in Rules

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     13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have "beneficial ownership" of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company;

          (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a majority vote of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or

          (iii) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company to another Person, other than any such sale to one or more Restricted Subsidiaries, and in the case of any such merger or consolidation, the securities of the Company that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Company are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation, or a parent corporation that owns all of the Capital Stock of such surviving corporation, that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation or such parent corporation, as the case may be.

     "Consolidated Coverage Ratio" with respect to the Company as of any date of determination means the ratio of the Company's EBITDA to its Consolidated Interest Incurred for the four fiscal quarters ending immediately prior to the date of determination. Notwithstanding clause (ii) of the definition of Consolidated Net Income, if the Indebtedness which is being Incurred is Incurred in connection with an acquisition by the Company or a Restricted Subsidiary, the Consolidated Coverage Ratio shall be determined after giving effect to both the Consolidated Interest Incurred related to the Incurrence of such Indebtedness and the EBITDA as if the acquisition had occurred at the beginning of the four fiscal quarter period (x) of the Person becoming a Restricted Subsidiary, or (y) in the case of an acquisition of assets that constitute substantially all of an operating unit or business, relating to the assets being acquired by the Company or a Restricted Subsidiary.

     "Consolidated Interest Expense" of the Company means, for any period, the aggregate amount of interest which, in accordance with generally accepted accounting principles as in effect on the Original Issue Date, would be included on an income statement for the Company and its Restricted Subsidiaries on a consolidated basis, whether expensed directly, or included as a component of cost of goods sold, or allocated to joint ventures or otherwise (including, but not limited to, imputed interest included on Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, the net costs associated with Hedging Obligations, amortization of other

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financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all other non-cash interest expense), excluding interest expense related to mortgage banking operations plus the product of (i) cash dividends paid on any Preferred Stock of the Company times (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective aggregate federal, state and local tax rate of the Company, expressed as a decimal.

     "Consolidated Interest Incurred" of the Company means, for any period, (i) the aggregate amount of interest which, in accordance with generally accepted accounting principles as in effect on the Original Issue Date, would be included on an income statement for the Company and its Restricted Subsidiaries on a consolidated basis, whether expensed directly, or included as a component of cost of goods sold, or allocated to joint ventures or otherwise (including, but not limited to, imputed interest included on Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, the net costs associated with Hedging Obligations, amortization of discount or premium, if any, and all other non-cash interest expense), excluding interest expense related to mortgage banking operations, plus or minus, without duplication; (ii) the difference between capitalized interest for such period and the interest component of cost of goods sold for such period; plus (iii) the product of (A) cash dividends paid on any Preferred Stock of the Company, times (B) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective aggregate federal, state and local tax rate of the Company, expressed as a decimal.

     "Consolidated Net Income" for any period, means the aggregate of the Net Income of the Company and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with generally accepted accounting principles as in effect on the Original Issue Date, provided that (i) the Net Income of any Person in which the Company or any Restricted Subsidiary has a joint interest with a third party (other than an Unrestricted Subsidiary) shall be included only to the extent of the lesser of (A) the amount of dividends or distributions actually paid to the Company or a Restricted Subsidiary or (B) the Company's direct or indirect proportionate interest in the Net Income of such Person, provided that, so long as the Company or a Restricted Subsidiary has an unqualified legal right to require the payment of a dividend or distribution, Net Income shall be determined solely pursuant to clause (B); (ii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded; and (iii) the Net Income of any Unrestricted Subsidiary shall be included only to the extent of the amount of dividends or distributions (the fair value of which, if other than in cash, to be determined by the Board of Directors, in good faith) by such Subsidiary to the Company or to any of its consolidated Restricted Subsidiaries; and (iv) the Net Income of any Unrestricted Subsidiary, any Homebuilding Joint Venture or any other Person in which the Company or any Restricted Subsidiary has a joint interest with a third party that is not existing on December 31, 2001 shall be included only to the extent that the aggregate amount of dividends or distributions (the fair value of which, if other than cash, to be determined by the Board of Directors, in good faith) by such Subsidiary or Homebuilding Joint Venture to the Company or to any of its consolidated Restricted Subsidiaries exceeds the aggregate amount of unpaid loans or advances and unreturned capital contributions made by the Company or any Restricted Subsidiary in or to such Subsidiary or Homebuilding Joint Venture.

     "Consolidated Net Worth" of the Company means consolidated stockholders' equity less any increase in stockholders' equity of each of the Unrestricted Subsidiaries subsequent to December 31, 2001 attributable to the Company or any of its Restricted Subsidiaries, as determined in accordance with generally accepted accounting principles as in effect on the Original Issue Date.

     "Consolidated Tangible Net Worth" with respect to the Company means the consolidated stockholders' equity of the Company, as determined in accordance with generally accepted accounting principles, as in effect on the Original Issue Date, less (i) that portion of any increase in each of the Unrestricted Subsidiaries' stockholders' equity subsequent to December 31, 2001 attributable to the Company or any of its Restricted Subsidiaries, as determined in accordance with generally accepted accounting principles as in effect on the Original Issue Date, and (ii) the Intangible Assets of the Company and the Restricted Subsidiaries. "Intangible Assets" means the amount (to the extent reflected in determining consolidated stockholders' equity) of (A) all write-ups (other than write-ups of tangible assets of a going concern business made within twelve months after the acquisition of such business) in the book value of any asset owned by the Company or any Restricted Subsidiary, and (B) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles.

     "Disqualified Stock" means "Disqualified Stock" as defined in the Original Indenture, except that for the purposes of this Series, "Disqualified Stock" shall not include Capital Stock which is redeemable solely pursuant to a change in control provision that does not (A) cause such Capital Stock to become redeemable in circumstances which would not constitute a Change of Control and
(B) require the Company to pay the redemption price therefor prior to the repurchase date specified under Section 4.03 herein.

     "EBITDA" of the Company for any period means the sum of Consolidated Net Income plus Consolidated Interest Expense plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income:
(i) income tax expense, (ii) depreciation expense, (iii) amortization expense and (iv) all other non-cash items reducing Consolidated Net Income (other than items that will require cash payments in the future and for which an accrual or reserve is, or is required by generally accepted accounting principals as in effect on the Original Issue Date to be, made), less all non-cash items increasing Consolidated Net Income, in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization of, a Subsidiary of the Company shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Guarantor" means any Restricted Subsidiary guaranteeing payment of the notes pursuant to Section 6.11 hereof.

     "Homebuilding Joint Venture" means (i) any Unrestricted Subsidiary and (ii) any Person in which the Company or any of its Subsidiaries has an ownership interest but less than a 100% ownership interest that, in each case, was formed for and is engaged in homebuilding operations.

     "Incur" means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary; provided further, however, that in the case of a discount security, neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness. The term "Incurrence" when used as a noun shall have a correlative meaning.

     "Interest Payment Date" means the Stated Maturity of an installment of interest on the Notes.

     "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in interest rates.

     "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person) or other extensions of credit (including by way of guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person.

     "Maturity" means the date on which the principal of the Notes becomes due and payable, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise.

     "Mortgage" means a first priority mortgage or first priority deed of trust on improved real property.

     "Net Income" of any Person means the net income (loss) of such Person, determined in accordance with generally accepted accounting principles, as in effect on the Original Issue Date; excluding, however, from the determination of Net Income all gains (to the extent that they exceed all losses) realized upon the sale or other disposition (including, without limitation, dispositions pursuant to sale leaseback transactions) of any real property or equipment of such Person, which is not sold or otherwise disposed of in the ordinary course of business, or of any Capital Stock of such Person or its subsidiaries owned by such Person.

     "Net Proceeds" means with respect to any sale, assignment, exchange, lease, transfer or other disposition of assets, the consideration received by the Company (or a Restricted Subsidiary, as the case may be) for such disposition after (i) provision for all income and other taxes resulting from such asset disposition, (ii) payment of all brokerage commissions, underwriting, legal, accounting, appraisal and other fees and expenses related to such asset sale and
(iii) deduction of appropriate amounts to be provided by the Company or a Restricted Subsidiary as a reserve, in accordance with GAAP, against any liabilities associated with the assets sold or disposed of in such asset disposition and retained by the Company or a Restricted Subsidiary after such asset sale, including, without limitation, pension and other post-employment benefit liabilities and against any indemnification obligations associated with the assets sold or disposed of in such asset sale.

     "Non-Recourse Indebtedness" means Indebtedness or other obligations secured by a lien on property to the extent that the liability for such Indebtedness or other obligations is limited to the security of the property without liability on the part of the Company or any Subsidiary (other than the Subsidiary which holds title to such property) for any deficiency.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Original Issue Date" means the first date of the original issue of any of the Notes pursuant to the Indenture.

     "Regular Record Date" for the interest payable on any Interest Payment Date on the Notes means the dates specified in Section 3.02(f)(iii).

     "Refinance" means, in respect of Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. "Refinancing" shall have a correlative meaning.

     "Restricted Investment" means any loan, advance, capital contribution or transfer (including by way of guaranty or other similar arrangement) in or to any Unrestricted Subsidiary, Homebuilding Joint Venture or any Person in which the Company, directly or indirectly, has an ownership interest but less than 100% ownership interest; provided, however, that loans, advances, capital contributions or transfers (including by way of guaranty or other similar arrangement) to a Homebuilding Joint Venture shall be counted as a Restricted Investment only to the extent that the aggregate at any one time outstanding of all such amounts expended (or with respect to guaranties or similar arrangements the amounts then guaranteed) exceed, subsequent to December 31, 1996, $25 million for any one Homebuilding Joint Venture or $125 million in the aggregate for all Homebuilding Joint Ventures. In the case of any loan to value maintenance agreement (or similar agreement) by which the Company or any Restricted Subsidiary agrees to maintain for a joint venture a minimum ratio of indebtedness outstanding to value of collateral property, only amounts owing by the Company or the Restricted Subsidiary (or which would be owing upon demand of the lender) under such agreements will be counted as a Restricted Investment. Restricted Investment shall include the fair market value of the net assets of any Restricted Subsidiary that at any time is designated an Unrestricted Subsidiary. Any property transferred to an Unrestricted Subsidiary, and the net assets of a Restricted Subsidiary that is designated an Unrestricted Subsidiary, shall be valued at fair market value at the time of such transfer, in each case as determined by the Board of Directors of the Company in good faith.

     "Restricted Subsidiary" means any Wholly-Owned Subsidiary that has not been designated an Unrestricted Subsidiary.

     "Revolving Credit Facility" means that certain Ninth Amended and Restated Credit Agreement (the "Credit Agreement") dated as of September 30, 2000 among the Company, Bank of America, National Association, Bank One, N.A., Guaranty Federal Bank, F.S.B, Bank United, Fleet National Bank, PNC Bank, National Association, Comerica Bank, Sanwa Bank California, Union Bank of California, Sun Trust Bank and AmSouth Bank and the other Loan Documents (as defined in the Credit Agreement) or other analogous documents entered into in connection with any refinancing, restructuring, renewal, extension, refunding, replacement or increase thereof, as any of the foregoing has been or may from time to time be amended, renewed, supplemented or otherwise modified at the option of the parties thereto (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) and to add any Subsidiary as additional direct obligors thereunder.

     "Stated Maturity" means the date specified in the Notes as the fixed date on which an amount equal to the principal of or interest on the Notes is due and payable.

     "Unrestricted Subsidiary" means (i) any Subsidiary in which the Company, directly or indirectly, has less than a 100% ownership interest; (ii) any Wholly-Owned Subsidiary which in accordance with Section 6.08 herein has been designated in a resolution adopted by the Board of Directors of the Company as an Unrestricted Subsidiary, in each case unless and until such Subsidiary shall, in accordance with Section 6.08 herein, be designated by a resolution of the Board of Directors of the Company as a Restricted Subsidiary; and (iii) any Wholly-Owned Subsidiary a majority of the Voting Stock of which shall at the time be owned directly or indirectly by one or more Unrestricted Subsidiaries. The Company hereby designates Family Lending Services, Standard Pacific Financing Inc. and Standard Pacific Financing L.P. as Unrestricted Subsidiaries.

     "Voting Stock" means with respect to any Person, securities of any class of Capital Stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the board of directors of such Person.

     "Warehouse Facility" means any bank credit agreement, repurchase agreement or other credit facility entered into to finance the making of Mortgage loans originated by the Company or any of its Subsidiaries.

     "Wholly-Owned Subsidiary" means a Subsidiary, all of the Capital Stock (whether or not voting, but exclusive of directors' qualifying shares) of which is owned by the Company or a Wholly-Owned Subsidiary.

                                  ARTICLE THREE
                             AUTHORIZATION AND TERMS

     Section 3.01 Authorization. The Company hereby establishes the 9 1/4% Senior Subordinated Notes due 2012 as a Series of Securities of the Company. The form of Note attached hereto as Exhibit A is hereby approved and authorized in accordance with the provisions of the Indenture.

     Section 3.02 Terms. The terms of the Series of Securities established pursuant to this First Supplemental Indenture shall be as follows:

     (a) Title. The title of the Series of Securities established hereby is the
         -----
"9 1/4% Senior Subordinated Notes due 2012."

     (b) Aggregate Principal Amount. On April 15, 2002, which shall be the
         --------------------------
Original Issue Date, the Company will deliver Notes for original issue in aggregate principal amount not to exceed $150,000,000 executed by the Company to the Trustee for authentication. The aggregate principal amount of the Notes which may be authenticated and delivered under the Indenture (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 2.06, 2.07, 2.09, 3.06 and
9.05 of the Original

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Indenture and except for any Notes which, pursuant to Section 2.02 of the
Original Indenture, are deemed never to have been authorized and delivered thereunder) is unlimited.

     (c) Book-Entry System. The Notes will be issued in the form of one or more
         -----------------
securities in registered global form (the "Global Note") held in book-entry form. The Depository Trust Company, as depository, ("DTC"), or its nominee will initially be the sole registered holder of the Notes for all purposes under the Indenture.

     A Global Note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC. A Global Note is exchangeable for Notes in definitive form only if (i) the Company notifies the Trustee in writing that DTC is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days, or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in definitive form under the Indenture. In either instance, upon surrender by the relevant Global Note Holder of its Global Note, Notes in definitive form will be issued to each person that such Global Note Holder and DTC identifies as being the beneficial owner of the related Notes. Any Global Note that is exchangeable for Notes in definitive form pursuant to the preceding sentence will be exchanged for Notes in definitive form in authorized denominations and transferred to and registered in such names of such beneficial owners as the Depositary holding such Global Note may direct. Subject to the foregoing, a Global Note is not exchangeable, except for a Global Note of like denomination to be registered in the name of the Depositary or its nominee. In the event that a Global Note becomes exchangeable for Notes in definitive form, Notes in definitive form will be issued only in fully registered form in denomination of $1,000 or integral multiples thereof.

     (d) Persons to Whom Interest Payable. Interest on the Global Notes shall be
         --------------------------------
payable to the Person in whose name a Global Note is registered at the close of business (whether or not a Business Day) on the Regular Record Date (as set forth in Section 3.02(f)(iii) below), for such interest payment, except (i) that interest payable on April 15, 2012 shall be payable to the Person to whom principal is payable, and (ii) that default interest shall be payable in the manner provided in Section 2.11 of the Original Indenture.

     (e) Stated Maturity. The date on which the principal of the Notes shall be
         ----------------
payable, unless accelerated pursuant to the Indenture, is April 15, 2012.

     (f) Rate of Interest; Interest Payment Dates; Regular Record Dates; Overdue
         -----------------------------------------------------------------------
Principal and Interest.
-----------------------

          (i) Rate of Interest. The principal amount of each of the Notes shall bear simple interest at the rate of 9 1/4% per annum. The date from which interest shall accrue for each of the Notes shall be April 15, 2002 or the Interest Payment Date next preceding the date of issuance of such Notes. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

          (ii) Interest Payment Dates. Interest on the Notes shall be payable semiannually in arrears on April 15 and October 15 of each year, commencing October 15, 2002.

          If any Interest Payment Date or Maturity of the Notes falls on a day that is not a Business Day, the payment due on such Interest Payment Date or at Maturity will be made on the following day that is a Business Day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date or Maturity, as the case may be.

          (iii) Regular Record Dates. The Regular Record Dates for interest payable on each April 15 and October 15 will be the immediately preceding April 1 and October 1 (whether or not a Business Day), respectively.

          (iv) Overdue Principal and Interest. Overdue principal and, to the extent payment of such interest shall be legally enforceable, overdue installments of interest shall bear interest at the rate of 9 1/4% per annum.

     (g) Place of Payment; Registration of Transfer and Exchange; Notices to
         -------------------------------------------------------------------
Company.
-------

          (i) Place of Payment. Payment of the principal of and interest on the Notes will be made at the corporate trust office of the Trustee in the Borough of Manhattan, The City of New York, or at any other office or agency designated by the Company for such purpose; provided, however, that
                                                        --------  -------
     at the option of the Company, payment of interest due (other than at Maturity or upon redemption) may be made by check mailed to the address of the person entitled thereto as such address shall appear in the register of Securities.

          (ii) Registration of Exchange and Transfer. Notes may be presented for exchange and registration of transfer at the corporate trust office of the Trustee in the Borough of Manhattan, The City of New York, or at the office of any transfer agent hereafter designated by the Company for such purpose.

          (iii) Notices to Company. Notices and demands to or upon the Company in respect to the Notes and the Indenture may be served at Standard Pacific Corp., 15326 Alton Parkway, Irvine, California 92618, Attention: Secretary.

                                  ARTICLE FOUR
                                   REDEMPTION

     Section 4.01 Optional Redemption. The Notes will be redeemable at the option of the Company, in whole at any time or in part from time to time, on at least 15 days but not more than 60 days prior written notice mailed to the each Holder of Notes to be redeemed, at a redemption price equal to the greater of
(i) 100% of the principal amount of the notes to be redeemed or (ii) the sum, as determined by the Quotation Agent, as defined below, of the present values of the principal amount of the notes to be redeemed and the remaining scheduled payments of interest thereon from the redemption date to the maturity date of the notes to be redeemed, exclusive of interest accrued to the redemption date (the "Remaining Life") discounted from their respective scheduled payment dates to the redemption date on a semiannual basis (assuming a 360-day year consisting of 30-day months) at the Treasury Rate, as defined below, plus 50 basis points, plus, in either case, accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

     If money sufficient to pay the redemption price of and accrued interest on all of the Notes (or portions thereof) to be redeemed on the redemption date is deposited with the Trustee or paying agent on or before 11:00 a.m. (New York City time) on the redemption date and certain other conditions are satisfied, then on and after such redemption date, interest will cease to accrue on such notes (or such portion thereof) called for redemption.

     If less than all of the Notes are to be redeemed, the Trustee will select the Notes to be redeemed on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate.

     As used in this Section 4.01:

          (a) "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the Remaining Life that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity with the Remaining Life.

          (b) "Comparable Treasury Price means, with respect to any redemption date, the average of the Reference Treasury Dealer Quotations for such redemption date.

          (c) "Quotation Agent" means the Reference Treasury Dealer appointed by the Company.

          (d) "Reference Treasury Dealer" means each of Credit Suisse First Boston Corporation, Banc of America Securities LLC, Salomon Smith Barney Inc. and Banc One Capital Markets, Inc. and their successors; provided, however, that if any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City, a "primary treasury dealer," the Company will substitute therefor another primary treasury dealer.

          (e) "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

          (f) "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual yield to maturity of the Comparable Treasury Issue, calculated on the third business day preceding such redemption date using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

     Notes in denominations larger than $1,000 may be redeemed in part. On and after the redemption date interest ceases to accrue on Notes or portions of them called for redemption, provided that if the Company shall default in the payment of such Note at the redemption price together with accrued interest, interest shall continue to accrue at the rate borne by the Notes.

     Section 4.02 Acceleration. The principal amount of the Notes shall be payable upon declaration of acceleration of the maturity thereof pursuant to
Section 6.02 of the Original Indenture.

     Section 4.03 Change of Control. Upon the occurrence of a Change of Control, each Holder shall have the right to require that the Company repurchase all or a portion of such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment
Date), in accordance with the provisions of the next paragraph.

     Within 30 days following any Change of Control, the Company shall mail a notice to each Holder with a copy to the Trustee stating:

     (a) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount outstanding at the repurchase date plus accrued and unpaid interest to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date) (the "Repurchase Price");

     (b) the circumstances and relevant facts and relevant financial information regarding such Change of Control;

     (c) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Repurchase Date");

     (d) that any Note not tendered or accepted for payment will continue to accrue interest;

     (e) that any Note accepted for payment shall cease to accrue interest after the Repurchase Date;

     (f) that Holders electing to have a Note purchased will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse side of the Note completed, to the Paying Agent at the address specified in the Notice at least five days before the Repurchase Date;

     (g) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than three days prior to the Repurchase Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have the Note purchased; and

     (h) that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.

     On the Repurchase Date, the Company shall (i) accept for payment Notes or portions thereof properly tendered, (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted and (iii) deliver to the Trustee Notes so accepted together with an Officers' Certificate stating the Notes or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail or deliver to Holders of Notes so accepted, payment in an amount equal to the Repurchase Price, and the Trustee shall promptly authenticate and mail or deliver to such Holders a new Note equal in principal amount of any unpurchased portion of the Note surrendered. The Company will publicly announce the results on or as soon after as practical the Repurchase Date. For purposes of this
Section 4.03, the Trustee shall act as the Paying Agent.

                                  ARTICLE FIVE
                      REGISTRAR OF SECURITIES; PAYING AGENT

     The Company hereby appoints the Trustee as the Registrar and initial Paying Agent. The books of the Registrar of the Securities for the Notes will be initially maintained at the Corporate Trust Office of the Trustee.

                                   ARTICLE SIX
                                CERTAIN COVENANTS

     The Company covenants as follows:

     Section 6.01 Compliance with Securities Laws. The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to Section 4.03 or 6.05 hereunder. To the extent that the provisions of any securities laws or regulations conflict with said provisions hereunder, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under said provisions hereunder by virtue thereof.

     Section 6.02 Limitation on Additional Indebtedness. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur any Indebtedness unless, after giving effect thereto, either (i) the ratio of Indebtedness of the Company and the Restricted Subsidiaries (excluding, for purposes of this calculation only, (A) purchase money mortgages that are Non-Recourse Indebtedness, and (B) surety, performance or completion guarantees or bonds or similar undertakings obtained or issued in the ordinary course of business) to Consolidated Tangible Net Worth of the Company is less than 2.5 to 1; or (ii) the Consolidated Coverage Ratio exceeds 2.0 to 1.

     Notwithstanding the foregoing, the Company and its Restricted Subsidiaries may Incur: (i) Indebtedness under one or more Bank Credit Facilities in an amount not in excess of $450 million outstanding in the aggregate at any one time; (ii) purchase money mortgages that are Non-Recourse Indebtedness; (iii) obligations Incurred under letters of credit, escrow agreements and surety, performance or completion guarantees or bonds or other similar undertakings obtained or issued in the ordinary course of business; (iv) Indebtedness Incurred under a Warehouse Facility, provided that the amount of such Indebtedness (excluding funding drafts issued thereunder) outstanding at any time pursuant to this clause (iv) may not exceed 98% of the value of the Mortgages pledged to secure Indebtedness thereunder; (v) Indebtedness Incurred solely for the purpose of refinancing or repaying any existing Indebtedness so long as (A) the principal amount of such new Indebtedness does not exceed the principal amount of the existing Indebtedness refinanced or repaid (plus the premiums or other payments required to be paid in connection with such refinancing or repayment and the expenses incurred in connection therewith), (B) the maturity of such new Indebtedness is not earlier than that of the existing Indebtedness to be refinanced or repaid, (C) such new Indebtedness, determined as of the date of Incurrence, has an Average Life at least equal to the remaining Average Life of the Indebtedness to be refinanced or repaid, (D) the new Indebtedness is pari passu with or subordinate to the Indebtedness being refinanced or repaid, and (E) the existing and new Indebtedness are obligations of the same entity; and (vi) if any Restricted Subsidiary guarantees payment of the Notes pursuant to Section 6.11, Indebtedness of the Company owed to a Guarantor and Indebtedness of any Guarantor owed to the Company or any other Guarantor; provided that upon any Guarantor ceasing to be a Guarantor or such Indebtedness being owed to any Person other than the Company or a Guarantor, the Company or such Restricted Subsidiary, as applicable, shall be deemed to have Incurred Indebtedness not permitted by this clause (vi).

     Section 6.03 Limitations on Liens. The Company will not, and will not permit any Restricted Subsidiary to, issue, assume, guarantee or suffer to exist any Indebtedness secured by any mortgage, pledge, lien or other encumbrance of any nature (herein collectively referred to as a "lien" or "liens") upon any property of the Company or any Restricted Subsidiary, or on any shares of stock of any Restricted Subsidiary, without in any such case effectively providing that the Notes (together with, if the Company shall so determine, any other Indebtedness of the Company or such Restricted Subsidiary ranking pari passu with the Notes) shall be secured equally and ratably with such Indebtedness, except that the foregoing restrictions shall not apply to: (i) liens existing on December 31, 2001; (ii) pledges, guarantees and deposits under workers' compensation laws, unemployment insurance laws or similar legislation, good faith deposits under bids, tenders or contracts, deposits to secure public or statutory obligations or appeal or similar bonds, and liens created by special assessment districts used to finance infrastructure improvements; (iii) liens existing on property or assets of any entity on the date on which it becomes a Restricted Subsidiary, which secured Indebtedness is not Incurred in contemplation of such entity becoming a Restricted Subsidiary; (iv) liens on or leases of model home units; (v) Capitalized Lease Obligations entered into in the ordinary course of business in amounts not in excess of $10,000,000 outstanding in the aggregate at any one time; (vi) the replacement of any of the items set forth in clauses (i) through (v) above, provided that (A) the principal amount of the Indebtedness secured by liens shall not be increased,
(B) such Indebtedness, determined as of the date of Incurrence, has an Average Life at least equal to the remaining Average Life of the Indebtedness to be refinanced, (C) the maturity of such Indebtedness is not earlier than that of the Indebtedness to be refinanced, and (D) the liens shall be limited to the property or part thereof which secured the lien so replaced or property substituted therefor as a result of the destruction, condemnation or damage of such property; (vii) liens on property acquired, constructed or improved by the Company or any Restricted Subsidiary, which liens are either existing at the time of such acquisition or at the time of completion of construction or improvement or created within 120 days after such acquisition, completion or improvement, to secure Indebtedness Incurred or assumed to finance all or part of such property, including any increase in the principal amount of such Indebtedness and any extension of the repayment schedule and maturity of such Indebtedness Incurred or entered into in the ordinary course of business; (viii) liens or priorities incurred in the ordinary course of business, such as laborers', employees', carriers', mechanics', vendors' and landlords' liens or priorities; (ix) liens for certain taxes and certain survey and title exceptions; (x) liens arising out of judgments or awards against the Company or any Restricted Subsidiary with respect to which the Company or such Restricted Subsidiary is in good faith prosecuting an appeal or proceeding for review and with respect to which it has secured a stay of execution pending such appeal or proceeding for review; (xi) liens on property owned by any Homebuilding Joint Venture; (xii) liens securing a Warehouse Facility, provided that such liens shall not extend to any assets other than the mortgages, promissory notes and other collateral that secures mortgage loans made by the Company or any of its Restricted Subsidiaries; (xiii) Liens securing Senior Indebtedness and, if any Restricted Subsidiary guarantees payment of the Notes pursuant to Section 6.11 hereof, Liens securing Indebtedness of such Restricted Subsidiary senior to such guarantee; (xiv) Liens securing the notes and, if any Restricted Subsidiary guarantees payment of the Notes pursuant to Section 6.11 hereof, Liens securing any such guarantee; (xv) liens which would otherwise be subject to the foregoing restrictions which, when the Indebtedness relating to those liens is added to all other then outstanding Indebtedness of the Company and the Restricted Subsidiaries secured by liens and not listed in clauses (i) through (xiv) above, does not exceed $50,000,000.

     Section 6.04 Limitation on Restricted Payments. The Company will not, nor will it permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend on, or make any distribution in respect of, or purchase, redeem or otherwise acquire or retire for value, any Capital Stock of the Company other than through the issuance solely of the Company's own Capital Stock (other than Disqualified Stock), or rights thereto; (ii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value prior to scheduled principal payments or maturity, Indebtedness of the Company or any Restricted Subsidiary which is expressly subordinated in right of payment to the Notes (other than Indebtedness Incurred after the issuance of the Notes provided that such repayment, redemption, repurchase, defeasance or other retirement is made substantially concurrent with the receipt of proceeds from the Incurrence of Indebtedness that by its terms is both subordinated in right of payment to the Notes and matures, by sinking fund or otherwise, after April 15, 2012; or (iii) make any Restricted Investment (such payments or any other actions described in (i), (ii) and (iii) being referred to herein collectively as, "Restricted Payments") unless (A) at the time of, and after giving effect to, the proposed Restricted Payment, no Event of Default (and no event that, after notice or lapse of time, or both, would become an Event of Default) shall have occurred and be continuing, (B) the Company is able to Incur an additional $1.00 of Indebtedness pursuant to the first paragraph of the covenant described under Section 6.02 herein, and (C) at the time of, and after giving effect thereto, the sum of the aggregate amount expended (or with respect to guaranties or similar arrangements the amount then guaranteed) for all such Restricted Payments (the amount expended for such purposes, if other than in cash, to be determined by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a resolution of such Board of Directors filed with the Trustee) subsequent to June 30, 1997 shall not exceed the sum of (I) 50% of the aggregate Consolidated Net Income (or, in case such aggregate Consolidated Net Income shall be a deficit, minus 100% of such deficit) of the Company accrued on a cumulative basis subsequent to June 30, 1997, (II) the aggregate net proceeds, including the fair market value of property other than cash (as determined by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a resolution of such Board of Directors filed with the Trustee), received by the Company from the issuance or sale, after the Original Issue Date, of Capital Stock (other than Disqualified Stock) of the Company, including Capital Stock (other than Disqualified Stock) of the Company issued subsequent to the Original Issue Date upon the conversion of Indebtedness of the Company initially issued for cash,
(III) 100% of dividends or distributions (the fair value of which, if other than cash, to be determined by the Board of Directors, in good faith) paid to the Company (or any Restricted Subsidiary) by an Unrestricted Subsidiary, Homebuilding Joint Venture or any other Person in which the Company (or any Restricted Subsidiary), directly or indirectly, has an ownership interest but less than a 100% ownership interest to the extent that such dividends or distributions do not exceed the amount of loans, advances or capital contributions made to any such entity or Person subsequent to the Original Issue Date and included in the calculation of Restricted Payments, and (IV) $40,000,000; provided, however, that the foregoing shall not prevent (aa) the
             --------  -------
payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration the making of such payment would have complied with the provisions of this limitation on dividends; provided, however, that such dividend shall be included in future calculations of Restricted Payments, (bb) the retirement of any shares of the Company's Capital Stock by exchange for, or out of proceeds of the substantially concurrent sale of, other shares of its Capital Stock (other than Disqualified Stock); provided, however, that the aggregate net proceeds from such sale shall be excluded from the calculation of the amounts under subclause (II) above, or (cc) the redemption, repayment, repurchase, defeasance or other retirement of Indebtedness with proceeds received from the substantially concurrent sale of shares of the Company's Capital Stock (other than Disqualified Stock); provided however, that the aggregate net proceeds from such sale shall be excluded from the calculation of the amounts under subclause (II) above.

     Section 6.05 Limitation on Asset Sales. The Company will not, and will not permit any Restricted Subsidiary to, make an Asset Disposition, other than for fair market value and in the ordinary course of business, with an aggregate net book value as of the end of the immediately preceding fiscal quarter greater than 10% of the Company's total consolidated assets as of that date, unless (i) the consideration received by the Company (or a Restricted Subsidiary, as the case may be) for such disposition consists of at least 70% cash; provided,
                                                                 --------
however, that for purposes of this provision (i), the amount of any liabilities
-------
assumed by the transferee and any Notes or other Obligations received by the Company or a Restricted Subsidiary which are immediately converted into cash shall be deemed to be cash, and (ii) the Company shall within 390 days after the date of such sale or sales, apply the Net Proceeds from such sale or sales in excess of an amount equal to 10% of the Company's total consolidated assets to
(A) a purchase of or an Investment in Additional Assets (other than cash or cash equivalents), (B) repayment, redemptions or repurchases of Senior Indebtedness of the Company (or, if any Restricted Subsidiary guarantees payment of the Notes pursuant to Section 6.11 hereof, Indebtedness of such Restricted Subsidiary senior to such guarantee) or of Indebtedness of the Company which is pari passu
                                                                     ---- -----
with the Notes (or, if any Restricted Subsidiary guarantees payment of the Notes pursuant to Section 6.11 hereof, Indebtedness of such Restricted Subsidiary which ranks equally with such guarantee), and/or (C) make an offer to acquire all or part of the Notes (or Indebtedness of the Company which is pari passu
                                                                  ---- -----
with the Notes) at a purchase price equal to the principal amount thereof plus accrued and unpaid interest thereon to the purchase date.

     In the event the Company shall be required to offer to redeem Notes pursuant to the provisions of this Section 6.05, the Company shall deliver to the Trustee an Officers' Certificate specifying the Asset Sale Offer Amount (as defined below) and the proposed date of purchase of the Notes by the Company (the "Asset Sale Purchase Date"). Not less than 30 days nor more than 60 days prior to the Asset Sale Purchase Date, the Company shall mail or cause the Trustee to mail (in the Company's name and at its expense) an offer to redeem (the "Asset Sale Offer") to each Holder of Notes. The redemption price shall be 100% of the principal amount of the Notes plus accrued interest to the redemption date and upon surrender to the Trustee or the Paying Agent, the Holders of such Notes shall be paid the redemption price. The Asset Sale Offer is to be and shall be mailed by the Company or the Trustee to the Holders of the Notes at their last registered address. The Asset Sale Offer shall remain open from the time of mailing until 5 days before the Asset Sale Purchase Date. The Notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Notice, which shall govern the terms of the Asset Sale Offer, shall state:

     (a) that the Asset Sale Offer is being made pursuant to this Section 6.05;

     (b) the amount of Notes offered to be redeemed (the "Asset Sale Offer Amount"), the purchase price and the Asset Sale Purchase Date;

     (c) that any Note not tendered or accepted for payment will continue to accrue interest;

     (d) that any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Asset Sale Purchase Date;

     (e) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse side of the Note completed, to the Paying Agent at the address specified in the Notice at least five days before the Asset Sale Purchase Date;

     (f) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than three days prior to the Asset Sale Purchase Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have the Note purchased;

     (g) that if Notes and or Indebtedness of the Company which is pari passu with the Notes in a principal amount in excess of the Asset Sale Offer Amount are tendered pursuant to the Asset Sale Offer, the Company shall purchase Notes and Parity Debt on a pro rata basis or by lot or in such other manner as the Trustee shall deem fair and appropriate; and

     (h) that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.

     On the Asset Sale Purchase Date, the Company shall (i) accept for payment Notes or portions thereof properly tendered pursuant to the Asset Sale Offer (on a pro rata basis, by lot or in such other manner specified by the Trustee if required pursuant to paragraph (g) above), (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted and (iii) deliver to the Trustee Notes so accepted together with an Officers' Certificate stating the Notes or portions thereof accepted for payment by the Company.

The Paying Agent shall promptly mail or deliver to Holders of Notes so accepted, payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail or deliver to such Holders a new Note equal in principal amount of any unpurchased portion of the Note surrendered. Any Notes not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Asset Sale Offer on or as soon after as practical the Asset Sale Purchase Date. For avoidance of doubt, any amount of Net Proceeds remaining after the Asset Sale Purchase Date shall be returned by the Paying Agent to the Company and may be used by the Company for any purpose not inconsistent with this Indenture. For purposes of this Section 6.05, the Trustee shall act as the Paying Agent.

     Section 6.06  Transactions with Affiliates.

     (a) The Company shall not, and shall not permit any Restricted Subsidiary to, enter into or permit to exist any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless the terms thereof
(i) are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate; and (ii) if such Affiliate Transaction (or series of related Affiliate Transactions) involve aggregate payments in an amount in excess of $10 million in any one year, (A) are set forth in writing and (B) have been approved by a majority of the disinterested members of the Board of Directors.

     (b) The provisions of the foregoing paragraph shall not prohibit (i) any Restricted Payment permitted to be paid pursuant to the covenant described under
Section 6.04 herein; (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise, pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans in the ordinary course of business and approved by the Board of Directors or a committee thereof; (iii) the grant of stock options or similar rights to employees and directors of the Company in the ordinary course of business and pursuant to plans approved by the Board of Directors or a committee thereof; (iv) loans or advances to employees in the ordinary course of business of the Company or its Restricted Subsidiaries; (v) fees, compensation or employee benefit arrangements paid to and indemnity provided for the benefit of directors, officers or employees of the Company or any Subsidiary in the ordinary course of business; or (vi) any Affiliate Transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries.

     Section 6.07 Limitation on Payment Restrictions Affecting Restricted Subsidiaries. The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective, any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary (i) to pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company, (ii) to make any loans or advances to the Company or (iii) transfer any of its property or assets to the Company, except for: (a) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Original Issue Date; (b) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary which was entered into on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date; (c) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (a) or (b) of this covenant (or effecting a Refinancing of such Refinancing Indebtedness pursuant to this clause
(c)) or contained in any amendment to an agreement referred to in clause (a) or
(b) of this covenant or this clause (c); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no more restrictive in any material respect than the encumbrances and restrictions with respect to such Restricted Subsidiary contained in such agreements; (d) any such encumbrance or restriction consisting of customary contractual non-assignment provisions to the extent such provisions restrict the transfer of rights, duties or obligations under such contract; (e) in the case of clause (iii) above, restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages; (f) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; and (g) any restriction imposed by applicable law.

     Section 6.08 Restricted and Unrestricted Subsidiaries. The Company will not permit any Restricted Subsidiary to be designated as an Unrestricted Subsidiary unless the Company and its Restricted Subsidiaries would thereafter be permitted to (i) Incur at least $1.00 of Indebtedness under the first paragraph of the covenant described in Section 6.02 herein and (ii) make a Restricted Payment of at least $1.00 under Section 6.04 herein.

     The Company will not permit any Unrestricted Subsidiary to be designated as a Restricted Subsidiary unless such Subsidiary has outstanding no Indebtedness except such Indebtedness as the Company could permit it to become liable for immediately after becoming a Restricted Subsidiary under Section 6.02 herein.

     Promptly after the adoption of any Board Resolution designating a Restricted Subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Restricted Subsidiary, a copy thereof shall be filed with the Trustee, together with an Officers' Certificate stating that the provisions of this Section 6.08 have been complied with in connection with such designation.

     The Company will not permit Standard Pacific of Texas, L.P., HSP Arizona, Inc., Standard Pacific Construction, Inc., Standard Pacific Active Adult Communities, Inc. or The Writer Corporation to be designated as an Unrestricted Subsidiary or permit the assets of the Company or any Subsidiary employed in the homebuilding operations to be transferred to an Unrestricted Subsidiary, except in amounts permitted under Section 6.04 herein. At such time, if any, as Standard Pacific of Texas L.P. is converted or merged back into a corporation named Standard Pacific of Texas, Inc., the reference in the prior sentence to Standard Pacific of Texas, L.P. shall be read as a reference to Standard Pacific of Texas, Inc.

     Section 6.09 Mergers and Sales of Assets by the Company. The Company will not consolidate with, merge into or transfer all or substantially all of its assets to another person unless (i) such person (if other than the Company) is a corporation organized under the laws of the United States or any state thereof or the District of Columbia and expressly assumes all the obligations of the Company under the Indenture and the Notes; (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (iii) the Consolidated Net Worth of the obligor of the Notes immediately after giving effect to such transaction (exclusive of any adjustments to Consolidated Net Worth relating to transaction costs and accounting adjustments resulting from such transaction) is not less than the Consolidated Net Worth of the Company immediately prior to such transaction; and
(iv) the surviving corporation would be able to Incur at least an additional $1.00 of Indebtedness pursuant to the first paragraph of the covenant described under Section 6.02.

     Section 6.10 Reports to Holders of the Notes. So long as the Company is subject to the periodic reporting requirements of the Exchange Act, it shall continue to furnish the information required thereby to the SEC. Even if the Company is entitled under the Exchange Act not to furnish such information to the SEC or to the holders of the Notes, it will nonetheless continue to furnish information under Section 13 or 15(d) of the Exchange Act to the SEC and the Trustee as if it were subject to such periodic reporting requirements.

     Section 6.11 Future Subsidiary Guarantees. The Company shall not permit any of its Restricted Subsidiaries, directly or indirectly, to guarantee, assume or in any manner become liable with respect to any of the Senior Notes (other than guarantees in existence on the date of the Indenture) unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for the guarantee of the Notes on the same terms as the guarantee of such Senior Notes except that the guarantee under the supplemental indenture shall be subordinated to the guarantee of such Senior Notes to the same extent as the notes are subordinated to such Senior Notes under the Indenture.

     Section 6.12 Limitation on Layering Indebtedness. The Company will not Incur any Indebtedness that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) contractually subordinated to any other Indebtedness of the Company, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) contractually (1) designated as ranking pari passu with the Notes or (2) expressly made subordinate to the Notes to the same extent and in the same manner as such Indebtedness is contractually subordinated to such other Indebtedness of the Company.

                                  ARTICLE SEVEN
                                EVENTS OF DEFAULT

     Section 7.01 Additional Events of Default. In addition to the Events of Default specified in the Original Indenture, the following shall constitute Events of Default under Section 6.01 of the Original Indenture with respect to the Notes:

          (i) default under any mortgage, indenture (including the Indenture) or instrument under which is issued or which secures or evidences Indebtedness of the Company or any Restricted Subsidiary (other than Non-Recourse Indebtedness) which default constitutes a failure to pay principal of such Indebtedness in an amount of $25,000,000 or more when due and payable (other than as a result of acceleration) or results in Indebtedness (other than Non-Recourse Indebtedness) in the aggregate of $25,000,000 or more becoming or being declared due and payable before it would otherwise become due and payable, and

          (ii) entry of a final judgment for the payment of money against the Company or any Restricted Subsidiary in an amount of $5,000,000 or more which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal such judgment has expired or becomes subject to an enforcement proceeding.

     Section 7.02 Inapplicability of Cure Provisions to Certain Events of Default. With respect to Section 6.01(3) of the Original Indenture, the failure of the Company to comply with the covenant described under Section 6.09 herein will constitute an Event of Default with notice as provided in Section 6.01 of the Original Indenture, but without passage of time.

                                  ARTICLE EIGHT
                                  MISCELLANEOUS

     Section 8.01 Governing Law. The laws of the State of New York shall govern this First Supplemental Indenture and the Notes.

     Section 8.02 No Adverse Interpretation of Other Agreements. This First Supplemental Indenture may not be used to interpret another indenture, loan or debt agreement of the Company or a Subsidiary. Any such indenture, loan or debt agreement may not be used to interpret this First Supplemental Indenture.

     Section 8.03 No Recourse Against Others. A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Notes or this First Supplemental Indenture or for any claim based on, in respect of or by reason of, such obligations or their creation. Each Securityholder by accepting the Notes waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

     Section 8.04 Successors and Assigns. All covenants and agreements of the Company in this First Supplemental Indenture and the Notes shall bind its successors and assigns. All agreements of the Trustee in this First Supplemental Indenture shall bind its successors and assigns.

     Section 8.05 Duplicate Originals. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

     Section 8.06 Severability. In case any one or more of the provisions contained in this First Supplemental Indenture or in the Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this First Supplemental Indenture or the Notes.

                  (Remainder of page intentionally left blank)

     IN WITNESS WHEREOF, the parties hereto have executed this First Supplemental Indenture by their officers thereunto as of this 10th day of April, 2002.

                                            STANDARD PACIFIC CORP.


                                            By: /s/ Andrew H. Parnes
                                               ---------------------------------
                                               Andrew H. Parnes
                                               Senior Vice President-Finance and
                                               Chief Financial Officer



                                            By: /s/ Clay A. Halvorsen
                                               ---------------------------------
                                               Clay A. Halvorsen
                                               Senior Vice President, General
                                               Counsel and Secretary


                                            BANK ONE TRUST COMPANY, N.A.,
                                            as Trustee


                                            By: /s/ Sharon McGrath
                                               ---------------------------------
                                               Name:  Sharon McGrath
                                               Title: Vice President

                                    EXHIBIT A

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY. THIS GLOBAL NOTE IS EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY) MAY BE REGISTERED EXCEPT IN SUCH LIMITED CIRCUMSTANCES.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) TO THE ISSUER OR ITS AGENT FOR THE REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

No.                                                                   CUSIP No.:
                    9 1/4% Senior Subordinated Notes due 2012


          STANDARD PACIFIC CORP., a Delaware corporation, promises to pay to CEDE & CO., or registered assigns, the principal sum of ____________ on April 15, 2012.

          Interest Payment Dates: April 15 and October 15

          Record Dates: April 1 and October 1

          Authenticated: April 15, 2002

          Dated: April 15, 2002                  Standard Pacific Corp.


                                                 By_____________________________
                                                 Title:


                                                 By_____________________________
                                                 Title:

          Bank One Trust Company, N.A., as Trustee, certifies that this is one of the Notes referred to in the within mentioned Indenture.



                                                 By_____________________________
                                                          Authorized Signatory

                             STANDARD PACIFIC CORP.

                    9 1/4% Senior Subordinated Notes due 2012

     1.   Interest. STANDARD PACIFIC CORP., a Delaware corporation (the
          --------
"Company"), promises to pay interest on the principal amount of this Note at the rate per annum shown above. The Company will pay interest semiannually on April 15 and October 15 of each year (each an "Interest Payment Date"), commencing ________, 20__ until the principal is paid or made available for payment. Interest on the Notes will accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid, from __________20__, provided that, if there is no existing default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such Interest Payment Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

     2.   Method of Payment. The Company will pay interest on the Notes (except
          -----------------
defaulted interest, if any, which will be paid on such special payment date to Holders of record on such special record date as may be fixed by the Company) to the persons who are registered Holders of Notes at the close of business on the April 1 or October 1 immediately preceding the Interest Payment Date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts.

     3.   Paying Agent and Registrar. Initially, Bank One Trust Company, N.A.
          --------------------------
(the "Trustee") will act as Paying Agent and Registrar. The Company may change or appoint any Paying Agent, Registrar or co-Registrar without notice. The Company or any of its Subsidiaries may act as Paying Agent, Registrar or co-Registrar.

     4.   Indenture. The Company issued the Notes under an Indenture dated as of
          ---------
April 10, 2002 between the Company and the Trustee (the "Original Indenture," as supplemented by a First Supplemental Indenture dated as of April 10, 2002 between the Company and the Trustee, the "Indenture"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 ("TIA") as in effect on the date of the Indenture. The Notes are subject to all such terms, and Securityholders are referred to the Indenture and the TIA for a statement of them.

          The Company will furnish to any Securityholder upon written request and without charge a copy of the Indenture. Requests may be made to: Standard Pacific Corp., 15326 Alton Parkway, Irvine, California 92618, Attention:
Secretary.

     5.   Optional Redemption. The Notes will be redeemable at the option of the
          -------------------
Company, in whole at any time or in part from time to time, on at least 15 days but not more than 60 days prior written notice mailed to the each Holder of Notes to be redeemed, at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed, or (ii) the sum, as determined by the Quotation Agent, as defined in the Indenture, of the present values of the principal amount of the Notes to be redeemed and the remaining scheduled payments of interest thereon from the redemption date to the maturity date of the Notes to be redeemed, exclusive of interest accrued to the redemption date, discounted from their respective scheduled payment dates to the redemption date on a semiannual basis (assuming a 360-day year consisting of 30-day months) at the Treasury Rate, as defined in the Indenture, plus 50 basis points, plus, in either case, accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

     If money sufficient to pay the redemption price of and accrued interest on all of the Notes (or portions thereof) to be redeemed on the redemption date is deposited with the Trustee or paying agent on or before 11:00 a.m. (New York City time) on the redemption date and certain other conditions are satisfied, then on and after such redemption date, interest will cease to accrue on such notes (or such portion thereof) called for redemption.

     If less than all of the Notes are to be redeemed, the Trustee will select the Notes to be redeemed on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate.

     Notes in denominations larger than $1,000 may be redeemed in part. On and after the redemption date interest ceases to accrue on Notes or portions of them called for redemption, provided that if the Company shall default in the payment of such Note at the redemption price together with accrued interest, interest shall continue to accrue at the rate borne by the Notes.

     6.   Subordination. The indebtedness evidenced by this Notes is, to the
          -------------
extent provided in the Indenture, subordinate and subject in right of payment to the prior payment in full in cash of all Senior Indebtedness (as defined in the Indenture), and this Note is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Note, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his, her or its behalf to take such action as may be necessary or appropriate to effectuate the subordination so provided, and (c) appoints the Trustee his, her or its attorney-in-fact for any and all such purposes.

     7.   Mandatory Repurchase Obligation. If there is a Change of Control of
          -------------------------------
the Company, the Holder of this Note shall have the right to require the Company to repurchase all or a portion of this Note at a purchase price equal to 101% of the principal amount hereof plus accrued and unpaid interest to the date of repurchase, as provided in, and subject to the terms of, the Indenture. In addition, under certain circumstances, if the Company engages in certain asset sales, the Company shall be required to offer to purchase a portion of the aggregate principal amount of Notes outstanding together with accrued and unpaid interest to the date of purchase, as provided in, and subject to the terms of, the Indenture.

     8.   Denominations, Transfer, Exchange. If the Notes are issued in global
          ---------------------------------
form, and this Note contains a legend in the face hereof to such effect, the provisions of this Section 7 shall be deemed superseded by such legend and
Section 3.02(c) of the First Supplemental Indenture, to the extent the provisions of this Section 7 are inconsistent with such legend or Section 3.02(c).

          The Notes are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000. A Holder may transfer or exchange Notes by presentation of such Notes to the Registrar or a co-Registrar with a request to register the transfer or to exchange them for an equal principal amount of Notes of other denominations. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not transfer or exchange any Note selected for redemption, except the unredeemed part thereof if the Note is redeemed in part, or transfer or exchange any Notes for a period of 15 days before a selection of Notes to be redeemed.

     9.   Persons Deemed Owners. The registered Holder of this Note shall be
          ---------------------
treated as the owner of it for all purposes.

     10.  Unclaimed Money. If money for the payment of principal or interest
          ---------------
remains unclaimed for two years, the Trustee or Paying Agent will pay the money back to the Company at its request. After that, Holders entitled to the money must look to the Company for payment unless an abandoned property law designates another person.

     11.  Amendment, Supplement, Waiver. Subject to certain exceptions, the
          -----------------------------
Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the outstanding Notes of each Series affected by the amendment, and any past default or compliance with any provision relating to any Series of the Notes may be waived in a particular instance with the consent of the Holders of a majority in principal amount of the outstanding Notes of such Series. Without the consent of any Securityholder, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to create a Series and establish its terms or to make any other change, provided such action does not adversely affect the rights of any Securityholder.

     12.  Defaults and Remedies. The following are Events of Default: (i)
          ---------------------
failure by the Company to pay interest on the Notes when due which default continues for a period of 30 days or the principal of the Notes when due; (ii) failure by the Company to perform any other covenant in the Notes or the Indenture for 60 days after receipt by the Company of a notice of such Default;
(iii) default under any mortgage, indenture (including the Indenture) or instrument under which is issued or which secures or evidences Indebtedness of the Company or any Restricted Subsidiary (other than Non-Recourse Indebtedness) which default constitutes a failure to pay principal of such Indebtedness in an amount of $25,000,000 or more when due and payable (other than as a result of acceleration) or results in Indebtedness (other than Non-Recourse Indebtedness) in the aggregate of $25,000,000 or more becoming or being declared due and payable before it would otherwise become due and payable; (iv) entry of a final judgment for the payment of money against the Company or any Restricted Subsidiary in an amount of $5,000,000 or more which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal such judgment has expired or become subject to an enforcement proceeding; or (v) certain events of bankruptcy or insolvency.

          In case an Event of Default (other than arising out of certain events of bankruptcy or insolvency) occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes at the time outstanding, by notice in writing to the Company (and to the Trustee if given by the Holders), may declare to be due and payable immediately that portion of the principal amount of the Notes at the time outstanding and accrued and unpaid interest if any, to the date of acceleration and upon such declaration the same shall become and be immediately due and payable. In case an Event of Default arising out of certain events of bankruptcy or insolvency occurs and is continuing, the outstanding principal of and accrued and unpaid interest if any, on the Notes shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any of the Holders.

          Such declaration or acceleration and its consequences may be rescinded by Holders of a majority in aggregate principal amount of Notes at the time outstanding if all existing Events of Default have been cured or waived (except non-payment of principal that has become due solely because of the acceleration) and if the rescission would not conflict with any judgment or decree.

          An existing Default (other than a default in payment of principal of or interest on the Notes or default with respect to a provision which cannot be modified under the terms of the Indenture without the consent of each Securityholder affected) may be waived by the Holders of a majority in aggregate principal amount of Notes at the time outstanding upon the conditions provided in the Indenture.

     13.  Successor Corporation. When a successor corporation assumes all the
          ---------------------
obligations of its predecessor under the Notes and the Indenture, the predecessor corporation will be released from those obligations.

     14.  Trustee Dealings With Company. Bank One Trust Company, N.A., the
          -----------------------------
Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its affiliates, and may otherwise deal with the Company or its affiliates, as if it were not Trustee.

     15.  No Recourse Against Others. A director, officer, employee or
          --------------------------
stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of, such obligations or their creation. Each Securityholder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

     16.  Discharge of Indenture. The Indenture contains certain provisions
          ----------------------
pertaining to defeasance, which provisions shall for all purposes have the same effect as if set forth herein.

     17.  Authentication. This Note shall not be valid until authenticated by
          --------------
the Trustee.

     18.  Abbreviations. Customary abbreviations may be used in the name of a
          -------------
Securityholder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

                                 ASSIGNMENT FORM

          If you the Holder want to assign this Note, fill in the form below:
          I or we assign and transfer this Note to



              (Insert assignee's social security or tax ID number)

                         _____________________________

                         _____________________________


        ________________________________________________________________

        ________________________________________________________________

        ________________________________________________________________
             (Print or type assignee's name, address, and zip code)

        and irrevocably appoint_______________________________________,_

        ________________________________________________________________

        agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.


Date:
     _______________________
Your signature:

______________________________________
(Sign exactly as your name appears
on the other side of this Note)
Signature
Guarantee:__________________________________


--------------------------------------------------------------------------------

                       OPTION OF HOLDER TO ELECT PURCHASE

             If you want to elect to have this Note purchased by the Company check the Box: [_]

             If you want to elect to have only a part of this Note purchased by the Company state the amount:

                                   $______________________
Date:_________________________________

____________________________________
(Sign exactly as your name appears
on the other side of this Note)